EXHIBIT 10.19.1
WESTERN REFINING, INC.
AMENDMENT NO. 1 TO
WESTERN REFINING
LONG-TERM INCENTIVE PLAN
          This Amendment No. 1 (the “Amendment”) to the Western Refining Long-Term Incentive Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) pursuant to the authority granted to the Board in Section 1.08 of the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. The Plan is hereby amended as follows:
1.	The definition of “Fair Market Value” or “FMV Per Share” contained in Section 1.02 of the Plan is amended in its entirety to read as follows:
“Fair Market Value” or FMV Per Share” means, with respect to shares of Common Stock if traded on a securities exchange the closing sales price of a share of Common Stock on the applicable date as reported in The Wall Street Journal (or other reporting service approved by the Committee), or if a grant is made effective as of the initial public offering of Common Stock of the Company, at the initial public offering price. If such shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee using any fair and reasonable means selected in Committee’s discretion.
2.	Except as expressly modified by this Amendment, the terms and conditions of the Plan remain in full force and effect.

3.	The effective date of this Amendment shall be December 4, 2007.